Exhibit 10.5
SERVICES AGREEMENT
BY AND BETWEEN
QUANTUM RESOURCES MANAGEMENT, LLC
QRE GP, LLC
QR ENERGY PARTNERS, LP
AND
QRE OPERATING, LLC

SERVICES AGREEMENT
     THIS SERVICES AGREEMENT (the “Agreement”), made as of the [•] day of [•], 2010 (the “Closing Date”), is by and between QUANTUM RESOURCES MANAGEMENT, LLC, a Delaware limited liability company (“QRM”), QRE GP, LLC, a Delaware limited liability company (the “General Partner”), QR ENERGY, LP, a Delaware limited partnership (the “MLP”), and QRE OPERATING, LLC, a Delaware limited liability company (the “OLLC”).
     WHEREAS, the General Partner is the general partner of the MLP; and
     WHEREAS, subject to the terms hereof, the General Partner desires to engage QRM, and QRM desires to be engaged, to provide or cause to be provided the services described herein relating to the management of the MLP’s business.
     NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a “Party” and together, the “Parties”) agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings given them in the MLP Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Acquisition” means any acquisition or divestiture or series of acquisitions or divestitures by the MLP Group of (i) of the interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise); or (ii) any oil or natural gas properties or interests, including any related assets; in each case acquired after the date of this Agreement.
     “Acquisition Information” means any and all information provided by or on behalf of QRM to the General Partner in the performance of the Services relating to potential Acquisitions.
     “Acquisition Services” means those Services in respect of potential and consummated Acquisitions.
     “Adjusted EBITDA” means, for any period, the sum of Consolidated Net Income for the MLP Group for such period, plus the following to the extent deducted from Consolidated Net Income in such period: interest expense, including unrealized and realized gains and losses on interest rate derivative instruments; depreciation, depletion and amortization; accretion of asset retirement obligations; unrealized losses on commodity derivative instruments; impairments; general and administrative expenses that are allocated to the MLP in accordance with US GAAP in excess of the administrative services fee paid to QRM and reimbursed by the MLP; amounts reimbursed by the MLP Group to the General Partner paid by the General Partner pursuant to Section 4.1 hereof; and other similar non-cash charges; and less the following: interest income and unrealized gains on commodity derivative instruments.
     “Affiliate” has the meaning given such term in the MLP Agreement.

     “Agreement” means this Services Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Audit Right” has the meaning given that term in Article VIII.
     “Board” means the Board of Directors of the General Partner.
     “Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of Texas.
     “Closing Date” has the meaning given such term in the above preamble.
     “Common Unit” has the meaning given such term in the MLP Agreement.
     “Confidential Information” means all information (i) furnished to QRM or its representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by QRM or its representatives containing or based in whole or in part on any such furnished information.
     “Conflicts Committee” has the meaning given such term in the MLP Agreement.
     “Consolidated Net Income” means with respect to the MLP and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the MLP and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with US GAAP; provided, however, that there shall be excluded from such net income (to the extent otherwise included therein) the following (all determined in accordance with US GAAP): (a) the net income of any Person in which the MLP or a Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the MLP and the Consolidated Subsidiaries), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the MLP or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) non-cash gains, losses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives; (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (g) non-cash share-based payments under FASB Statement No. 123R.
     “Consolidated Subsidiaries” means each Subsidiary of the MLP (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the MLP in accordance with US GAAP.

     “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
     “General Partner” has the meaning given such term in the above preamble.
     “Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
     “Indemnified Party” has the meaning given that term in Section 5.2.
     “Initial Offering” has the meaning given that term in the MLP Agreement.
     “Initial Term” means the period from the Closing Date until December 31, 2012.
     “Liabilities” has the meaning given that term in Section 5.1.
     “MLP” has the meaning given such term in the above preamble.
     “MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of QR Energy, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement; provided, however, if such amendment, in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units; or (ii) would materially limit or impair the rights or reduce the obligations of the Parties under this Agreement, then such amendment shall not be given effect for purposes of this Agreement unless it has been approved by the Conflicts Committee.
     “MLP Assets” means the oil and natural gas properties, processing and treatment plants or related equipment or assets, or portions thereof, owned or leased by any member of the MLP Group as of the Closing Date.
     “MLP Group” means the MLP, the General Partner and the OLLC.
     “MLP Indemnified Party” has the meaning given that term in Section 5.1.
     “OLLC” has the meaning given such term in the above preamble.

     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity (but shall not include any Governmental Authority).
     “Proceedings” means all proceedings, actions, claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.
     “Properties” means the oil and natural gas properties now owned or hereafter acquired by the MLP Group, including oil and gas leases, mineral interests, royalty interests, overriding royalty interests, pipelines, flow lines, gathering lines, gathering systems, compressors, dehydration units, separators, meters, injection facilities, salt water disposal wells and facilities, plants, wells, downhole and surface equipment, fixtures, improvements, easements, rights-of-way, surface leases, licenses, permits and other surface rights, and other real or personal property appurtenant thereto or used in conjunction therewith, including the MLP Assets.
     “QRM” has the meaning given such term in the above preamble.
     “QRM Indemnified Party” has the meaning given that term in Section 5.2.
     “Services” means the services provided (or to be provided) by or on behalf of QRM to the General Partner for the benefit of the MLP Group pursuant to this Agreement as set forth in Exhibit A to this Agreement.
     “Subsidiary” has the meaning given such term in the MLP Agreement.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
     “Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to the Closing Date; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or by operation of law.

     “Term” means the period commencing with the Closing Date and ending on the date of termination of this Agreement pursuant to Section 7.1.
     “US GAAP” means those generally accepted accounting principles and practices in the United States that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).
     1.2 Other Definitions. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.
     1.3 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.
ARTICLE II
PROVISION OF SERVICES
     2.1 Services. During the Term, QRM shall provide, or, with the approval of the Board, cause another Person to provide, the Services to the General Partner for the benefit of the MLP Group. QRM is authorized to enter into and act on the General Partner’s behalf, as agent, in connection with any agreement necessary with third parties, including, without limitation, any agreements with purchasers of hydrocarbon products produced from the Properties or providers of transportation services for such production.
     2.2 QRM Information. It is contemplated by the Parties that, during the Term, the General Partner will be required to provide certain notices, information and data necessary for QRM to perform the Services and its obligations under this Agreement. QRM shall be permitted to rely on any information or data provided by the General Partner to QRM in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that QRM has actual knowledge that such information or data is inaccurate or incomplete.
ARTICLE III
STANDARD OF CARE
     3.1 Standard of Performance. QRM shall provide Services (i) using at least the same level of care, quality, timeliness and skill in providing the Services as it employs for itself and QA Holdings, LP and its Affiliates and no less than the same degree of care, quality, timeliness, and skill as QRM’s past practice in performing like services for itself and QA Holdings, LP and its Affiliates in connection with the ownership or operation of the MLP Assets during the one-year period prior to the Closing Date, and (ii) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable Laws.

     3.2 Procurement of Goods and Services. To the extent that QRM is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, QRM shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.
     3.3 Protection from Liens. QRM shall not permit any liens, encumbrances or charges upon or against any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the General Partner.
     3.4 Commingling of Assets. To the extent QRM shall have charge or possession of any of the General Partner’s or the MLP Group’s assets in connection with the provision of the Services, QRM shall separately maintain, and not commingle, the assets of the General Partner or the MLP Group with those of QRM or any other Person.
     3.5 Insurance. QRM shall obtain and maintain during the Term from insurers who are reliable and acceptable to the General Partner and authorized to do business in the state or states or jurisdictions in which Services are to be performed by QRM, insurance coverages in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and QRM’s past practices. QRM agrees upon the General Partner’s request from time to time or at any time to provide the General Partner with certificates of insurance evidencing such insurance coverage and, upon request of the General Partner, shall furnish copies of such policies. Except with respect to workers’ compensation coverage, the policies shall name the General Partner as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the General Partner. The policies shall provide that they will not be cancelled or reduced without giving the General Partner at least 30 days’ prior written notice of such cancellation or reduction. The insurance policies and coverages shall be reviewed with the Board at least annually, beginning with the first Board meeting following the Closing Date.
     3.6 Third-Party Intellectual Property. If QRM uses or licenses intellectual property owned by third parties in the performance of the Services, QRM shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.
     3.7 Competition. Subject to Article VI, each of QRM and its Affiliates is and shall be free to engage in any business activity whatsoever, including those that may be in direct competition with the General Partner and the MLP Group.
ARTICLE IV
QRM REIMBURSEMENT; CONTINUING OBLIGATIONS
     4.1 QRM Payment During the Initial Term. During the Initial Term, on or before the 45th day following the end of each calendar quarter, the General Partner shall pay QRM, with respect to any Services provided by QRM for the benefit of the MLP Group during such calendar quarter, an amount equal to 3.5% of the Adjusted EBITDA generated by the MLP Group during the calendar quarter immediately preceding the calendar quarter for which payment is due; provided, however, that for the first such quarter following the Closing Date, the payment amount shall be prorated based on the ratio that the number of days between the Closing Date and the end of such quarter bears to ninety; provided further, however, that for the first such calendar quarter, the payment to QRM shall be an amount equal to 3.5% of the Adjusted EBITDA generated by the MLP Group during such calendar quarter.
     4.2 QRM Reimbursement After the Initial Term. After the Initial Term:
          (a) On or before the 45th day following the end of each calendar quarter, the General Partner shall pay QRM, with respect to any Services provided by QRM during such calendar quarter, an amount equal to the sum of:
               (i) the costs and expenses incurred by QRM that are directly attributable to the General Partner for the benefit of the MLP Group, including costs for engaging third parties such as consultants, reservoir engineers, attorneys and accountants; and
               (ii) a proportionate amount of all general, administrative, overhead and other indirect costs and expenses (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to Persons who provide Services, certain of whom will provide Services solely for the benefit of the MLP Group) incurred by QRM or its Affiliates in providing or causing to be provided Services for the benefit of the MLP Group reasonably allocable to the provision of such Services.
          (b) QRM shall have discretion to determine in good faith the proper allocation of costs and expenses to the General Partner pursuant to Section 4.2(a).
          (c) On or before the 15th day following the end of each calendar quarter, QRM shall provide the General Partner with an invoice for the costs and expenses described in Section 4.2(a) relating to such calendar quarter. QRM’s invoice therefor shall provide reasonably detailed documentation supporting such costs and expenses.
     4.3 Taxes. The General Partner shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained for the provision of Services under this Agreement, including any Taxes in respect of the Services.
     4.4 Disputed Charges.
          (a) THE GENERAL PARTNER MAY, WITHIN ONE HUNDRED AND TWENTY (120) DAYS AFTER RECEIPT OF AN INVOICE FROM QRM, TAKE WRITTEN EXCEPTION TO ANY CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST OR EXPENSE INCURRED BY QRM IN CONNECTION WITH THE PROVISION OF SERVICES. THE GENERAL PARTNER SHALL NEVERTHELESS PAY QRM IN FULL WHEN DUE THE INVOICED AMOUNT. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE GENERAL PARTNER TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS

ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST OR EXPENSE INCURRED BY QRM IN CONNECTION WITH THE PROVISION OF SERVICES, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY QRM TO THE GENERAL PARTNER TOGETHER WITH INTEREST THEREON AT THE LESSER OF (I) THE PRIME RATE PER ANNUM ESTABLISHED BY CITIBANK, NA AS IN EFFECT ON THE DATE OF PAYMENT BY THE GENERAL PARTNER IN RESPECT OF SUCH CONTESTED INVOICE OR (II) THE MAXIMUM LAWFUL RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE GENERAL PARTNER TO THE DATE OF REFUND BY QRM.
          (b) If, within twenty (20) days after receipt of any written exception pursuant to Section 4.4(a), the General Partner and QRM have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or Services actually performed and (ii) the aggregate amount in dispute exceeds $[•], either of the General Partner or QRM may submit the dispute to an independent third party auditing firm that is mutually agreeable to the MLP Group, on the one hand, and QRM, on the other hand. The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties.
ARTICLE V
INDEMNIFICATION; LIMITATIONS
     5.1 Indemnification by QRM. QRM hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS each member of the MLP Group and their respective members, partners and Affiliates and each of their respective officers, managers, directors, employees and agents (each, an “MLP Indemnified Party”) from any and all threatened or actual claims, demands, causes of action, suits, proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys’ fees and court costs (collectively, “Liabilities”), incurred by, imposed upon or rendered against one or more of the MLP Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from (i) the gross negligence or willful misconduct in QRM acting or omitting to act in providing Services or (ii) any and all direct or indirect claims, demands, actions, causes of action, suits, right of recovery for any relief or damages, debts, accounts, damages, costs, losses, liabilities, and expenses (including interest, court costs, attorneys’ fees and expenses, and other costs of defense), of any kind or nature (each, a “Claim”), by a third party (excluding limited partners of the MLP) relating to the gross negligence or willful misconduct of QRM in acting or omitting to act in providing Services, PROVIDED THAT QRM SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE MLP INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MLP INDEMNIFIED PARTY.
     5.2 Indemnification by the MLP Group. Each member of the MLP Group hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS QRM and its members, partners and Affiliates and its officers, managers, directors, employees and agents (each, a “QRM

Indemnified Party” and, collectively with the MLP Indemnified Parties, each an “Indemnified Party”) from any and all Liabilities, incurred by, imposed upon or rendered against one or more of the QRM Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from Claims by a third party relating to (a) any acts or omissions of the QRM Indemnified Parties in connection with acting or omitting to act in providing Services, solely to the extent that (i) such acts or omissions were performed for the benefit of any member of the MLP Group or at the direction or election of any member of the MLP Group, and (ii) such Services were performed in accordance with the standard of performance set forth in Section 3.1, or (b) the MLP Group’s gross negligence or willful misconduct, PROVIDED THAT THE MLP GROUP SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE QRM INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY QRM INDEMNIFIED PARTY.
     5.3 Negligence; Strict Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 AND SECTION 5.2, THE DEFENSE AND INDEMNITY OBLIGATION IN SECTION 5.1 AND SECTION 5.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL IN NOT APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE ‘EXPRESS NEGLIGENCE RULE’ TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.
     5.4 Exclusion of Damages; Disclaimers.
          (a) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 5.4(A) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 5.1 OR SECTION 5.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 5.1 OR SECTION 5.2.

          (b) OTHER THAN AS SET FORTH IN SECTION 3.1, QRM DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER FOR THE BENEFIT OF THE MLP GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER QRM KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING. HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR THE GENERAL PARTNER, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO THE GENERAL PARTNER, THE GENERAL PARTNER IS ENTITLED TO CAUSE QRM TO RELY ON AND TO ENFORCE SUCH WARRANTY.
     5.5 Survival. The provisions of this Article V shall survive the termination of this Agreement.
ARTICLE VI
CONFIDENTIALITY
     6.1 Confidential Information.
          (a) Non-disclosure. QRM shall maintain the confidentiality of all Confidential Information; provided, however, that QRM may disclose such Confidential Information (i) to its Affiliates to the extent deemed by QRM to be reasonably necessary or desirable to enable it to perform the Services; (ii) to the extent necessary for QRM to provide services for third parties that have interests in the MLP Assets; (iii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between QRM and the MLP Group arising hereunder; (iv) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement existing on the date hereof to which QRM is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, QRM shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (v) to QRM’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom QRM may enter into contractual relationships, to the extent deemed by QRM to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that QRM shall require such third parties to agree to maintain the confidentiality of the Confidential Information so disclosed; (vi) if authorized by the General Partner; and (vii) to the extent such Confidential Information becomes publicly available other than through a breach by QRM of its obligation arising under this Section 6.1(a). QRM acknowledges and agrees that (i) the Confidential Information is being furnished to QRM for the sole and exclusive purpose of enabling it to perform the Services and (ii) the Confidential Information may not be used by it for any other purpose.

          (b) Business Conduct. Nothing in this Article VI shall prohibit the MLP, QRM or any of their respective affiliates from conducting business in the areas where the MLP Assets are located.
          (c) Remedies and Enforcement. QRM acknowledges and agrees that a breach by it of its obligations under this Article VI would cause irreparable harm to the General Partner and that monetary damages would not be adequate to compensate the General Partner. Accordingly, QRM agrees that the General Partner shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by QRM, without the necessity of posting bond or other security. The General Partner’s right to equitable relief shall be in addition to other rights and remedies available to the General Partner, for monetary damages or otherwise.
     6.2 Acquisition Information.
          (a) Non-disclosure. Except as provided in Section 6.2(b), the General Partner shall maintain the confidentiality of all Acquisition Information. The General Partner acknowledges and agrees that (i) the Acquisition Information is being furnished to the General Partner for the sole and exclusive purpose of enabling it to make Acquisitions and (ii) the Acquisition Information may not be used by it for any other purpose.
          (b) Exceptions. The General Partner may disclose Acquisition Information (i) to third-party advisors of the General Partner to the extent deemed by the General Partner to be reasonably necessary or desirable to enable it to evaluate or consummate an Acquisition; (ii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between the General Partner or the MLP Group and QRM arising hereunder; (iii) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement to which the General Partner is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, the General Partner shall, if requested by QRM, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iv) to the General Partner’s and the MLP Group’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom the General Partner or MLP Group may enter into contractual relationships, to the extent deemed by the General Partner to be reasonably necessary or desirable to enable it to evaluate or cause the consummation of the related Acquisition; provided, however, that the General Partner shall require such Person to agree to maintain the confidentiality of the Acquisition Information so disclosed; (v) if authorized by QRM; and (vi) to the extent such Acquisition Information becomes publicly available other than through a breach by the General Partner of its obligation arising under Section 6.2(a).
          (c) Remedies and Enforcement. The General Partner acknowledges and agrees that a breach by it of its obligations under this Article VI would cause irreparable harm to QRM and that monetary damages would not be adequate to compensate QRM. Accordingly, the General Partner agrees that QRM shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by the General Partner, without the necessity of posting bond or other security. QRM’s right to equitable relief shall be in addition to other rights and remedies available to QRM, for monetary damages or otherwise.
     6.3 Survival. The provisions of this Article VI shall survive the termination of this Agreement.
ARTICLE VII
TERM AND TERMINATION
     7.1 Term.
          (a) This Agreement shall remain in force and effect through the end of the Initial Term, and shall thereafter continue on a year-to-year basis, in each case unless terminated pursuant to Section 7.2.
     7.2 Termination.
          (a) After the end of the Initial Term, this Agreement may be terminated by either Party prior to the expiration of any applicable annual term thereafter, upon six months’ notice to the other Party;
          (b) This Agreement may be terminated at any time by QRM upon the General Partner’s material breach of this Agreement, if (a) such breach is not remedied within 60 days (or 30 days in the event of material breach arising out of a failure to make payment hereunder) after the General Partner’s receipt of written notice thereof, or such longer period as is reasonably required to cure such breach, provided that the General Partner commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (b) such breach is continuing at the time notice of termination is delivered to the General Partner; or
          (c) This Agreement may be terminated at any time by the General Partner upon QRM’s material breach of this Agreement, if (a) such breach is not remedied within 60 days after QRM’s receipt of the General Partner’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that QRM commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach, and (b) such breach is continuing at the time notice of termination is delivered to QRM.
     7.3 Survival. The provisions of Article IV (with respect to unpaid amounts due hereunder), Section 4.4, Article V, Article VI, Article VIII and Article IX shall survive any termination of this Agreement.
ARTICLE VIII
AUDIT RIGHTS
     At any time during the Term and for one year thereafter, the General Partner shall have the right to review and, at the General Partner’s expense, to copy, the books and records maintained by QRM relating to the provision of the Services. In addition, to the extent necessary to verify the performance by QRM of its obligations under this Agreement, the General Partner shall have the right, at the General Partner’s expense, to audit, examine and make copies of or extracts from the books and records of QRM (the “Audit Right”). The General Partner may exercise the Audit Right through such auditors as the General Partner may determine in its sole discretion. The General Partner shall (i) exercise the Audit Right only upon reasonable written notice to QRM and during normal business hours and (ii) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to QRM.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Notices. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given (a) by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested, (b) by delivering such notice in person, (c) or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 9.1.
If to QRM:
Quantum Resources Management, LLC
Attn: Legal Department
1401 McKinney Street
Suite 2400
Houston, Texas 77010
Telephone: (713) 452-2230
Fax: (713) 452-2231
If to any member of the MLP Group:
c/o QRP GP, LLC
Attn: Legal Department
1401 McKinney Street
Suite 2400
Houston, Texas 77010
Telephone: (713) 452-2230
Fax: (713) 452-2231
     9.2 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     9.4 Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by both of the Parties, and shall not be construed against either Party on the basis of that Party’s role in drafting this Agreement.
     9.5 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     9.6 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
     9.7 No Third-Party Beneficiaries. Except with respect to the members MLP Group not party hereto, which are intended by the Parties to be third-party beneficiaries of this Agreement, nothing in this Agreement (except as specifically provided in Article V) shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.
     9.8 Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.
     9.9 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     9.10 Amendment or Modification. This Agreement may be amended, restated or modified from time to time only by the written agreement of both of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units or (ii) materially limit or impair the rights or reduce the obligations of the Parties under this Agreement. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment,” “Addendum” or a “Restatement” to this Agreement.

     9.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     9.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     9.13 Withholding or Granting of Consent. Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     9.14 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     9.15 No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of QRM, the General Partner or any of their respective Affiliates.
[SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and to be effective as of, the Closing Date.

“QRM”

QUANTUM RESOURCES MANAGEMENT, LLC

By:

Name:

Title:

“GENERAL PARTNER”

QRE GP, LLC

By:

Name:

Title:

“MLP”

QR ENERGY, LP
By its general partner, QRE GP, LLC

By:

Name:

Title:

“OLLC”

QRE OPERATING, LLC
By its sole member, QR ENERGY, LP
By its general partner, QRE GP, LLC

By:

Name:

Title:

[SERVICES AGREEMENT SIGNATURE PAGE]

EXHIBIT A
Description of Services
     SERVICES
     The following services to be provided by QRM or its designee:

(a)	Accounting;
(b)	Audit;
(c)	Benefits, Compensation and Human Resources Administration;
(d)	Bonds (performance, appeal, environmental and surety);
(e)	Budget;
(f)	Cash Management;
(g)	Consulting;
(h)	Corporate Finance;
(i)	Corporate Governance Support;
(j)	Credit and Debt Administration;
(k)	Drilling;
(l)	Employee Health and Safety;
(m)	Engineering;
(n)	Environmental;
(o)	Financial, Planning and Analysis;
(p)	Geological and Geophysical;
(q)	Government and Public Relations;
(r)	Hedging and Derivatives;
(s)	Information Technology;
(t)	Insurance;
(u)	Investor Relations;
(v)	Legal;
(w)	Land Administration;
(x)	Marketing;
(y)	Operations;
(z)	Payroll;
(aa)	Property Management;
(bb)	Purchasing and Materials Management;
(cc)	Regulatory Management;
(dd)	Reservoir Engineering;
(ee)	Risk Management;
(ff)	Security;
(gg)	Support for SEC reporting;
(hh)	Tax;
(ii)	Technical;
(jj)	Travel;
(kk)	Treasury; and
(ll)	Acquisition Services.
EXHIBIT A